Exhibit 10.28


                            UNSECURED PROMISSORY NOTE

On this ____ day of April 2007, Intraop Medical Corporation, a Nevada corporation (the "Company"), does hereby agree to pay ___________ ("Lender") at his offices at ________________, or such other place as the holder hereof shall reasonably designate, the sum of _____________ Dollars ($___,000) along with accrued interest at the rate of 10% per annum as provided herein, in consideration for Lender's unsecured loan made to the Company on the above date and for the above amount.

     1. Principal and Interest Payments. Principal and outstanding interest shall be payable in whole or in part to Lender when the Company receives any deposits from its customers towards the purchase of the Company's products, provided that repayment in full of all principal and accrued interest shall occur no later than 90 days from the date first written above.

     2.   General Provisions.

          2.1 Non-Waiver. The undersigned further expressly agrees that this Note, or any payment hereunder, may be extended from time to time by Lender and acceptance by the Company of performance which does not strictly comply with the terms of this Note shall not be deemed to be a waiver of Lender's rights.

          2.2 Powers and Rights Not Waived; Remedies Cumulative. No delay or failure on the part of Lender in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of Lender are cumulative to, and are not exclusive of, any rights or remedies Lender would otherwise have.

          2.3 Costs of Collection. In the event it becomes necessary for either party to retain legal counsel for the enforcement of this Note or any of its terms, if successful in such enforcement by legal proceedings or otherwise, the enforcing party shall be reimbursed by the other party for reasonably incurred attorneys' fees and other costs and expenses of collection.

          2.4 Replacement of Note. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and delivery of an indemnity agreement reasonably satisfactory in form to the Company, or in the case of mutilation, on surrender and cancellation of this Note, the Company at its expense will execute and deliver, in lieu of this Note, a new promissory note of like tenor.

          2.5 Binding on Successors. The terms of this Note shall apply to, inure to the benefit of, and bind all parties hereto and their successors and assigns. As used herein the term "the undersigned" shall include the undersigned and any other person or entity who may subsequently become liable for the payment hereof. The term "Lender" shall include Lender as well as any other person or entity to whom this Note or any interest in this Note is conveyed or transferred.

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          2.6  Governing  Law.  This Note shall be governed by and construed and enforced in accordance with the laws of the State of California, as such laws are applied to contracts entered into by residents of such state and performed in such state.

          2.7 Modification. This Note and any of its terms only may be changed, waived or terminated by a written instrument signed by the party against which enforcement of that change, waiver or termination is sought.

          2.8 Warrants. 2.12 In addition to the terms stated above, the Company agrees to provide Buyer a warrant for 25,000 shares of the Company's common stock. The warrants will have an exercise price of $0.40 per share ; and have a term of three years from the date of this Agreement. A form of the warrant is attached as Exhibit A hereto.



COMPANY:
Intraop Medical Corporation



---------------------------
Donald A. Goer
President & CEO


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